                                                                    Exhibit (23)



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors and Stockholders
Lindal Cedar Homes, Inc.:


We consent to incorporation by reference in the registration statements (No. 33-64186 and 333-28509) on Form S-8 of Lindal Cedar Homes, Inc. of our report dated February 26, 1998 relating to the consolidated balance sheets of Lindal Cedar Homes, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Lindal Cedar Homes, Inc.



                                                        KPMG Peat Marwick LLP



Seattle, Washington
March 30, 1998


                                      -48-